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                                                                       Exhibit 6


                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into on the 24th day of May 1996 but shall not become or be deemed operative or effective until June 1, 1996 (the "Effective Date"), and is by and between COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the "Company") and DAVID
L. STEFFY, an individual resident of the State of California ("Steffy").

                                   BACKGROUND

     A. The Company and Steffy entered into an Employment Agreement as of August 1, 1992 which was thereafter amended on several occasions. Most recently, the employment relationship between the Company and Steffy has been governed by that certain Second Amended and Restated Employment Agreement dated as of January 1, 1995 (the "Employment Agreement").

     B. The purpose and intent of this Agreement is to effect a termination of the employment relationship between the Company and Steffy, to terminate their respective rights and obligations under the Employment Agreement, to provide for a consulting arrangement between Steffy and the Company, and to document the parties' understandings and agreements as to all matters set forth herein.

                                    AGREEMENT

          1. RESIGNATIONS/TERMINATION OF EMPLOYMENT AGREEMENT. Steffy hereby resigns, effective the Effective Date, as a director and employee of the Company and any and all such positions with all direct and indirect subsidiaries of the Company. The Company, on behalf of itself and its subsidiaries, hereby accepts such resignations, effective the Effective Date. Both parties further acknowledge and agree that the Employment Agreement is terminated as of the Effective Date.

          2. CONSULTING. Because the Company wishes to have access to Steffy's knowledge and experience in the healthcare industry, the Company hereby engages Steffy as a consultant on the terms set forth herein. For a period of six (6) years from the Effective Date hereof, Steffy agrees to make himself available for up to seven and one-half (7-1/2) hours per month to provide advice to the Company's Chief Executive Officer with regard to operations of the Company. Notwithstanding the foregoing, the term of Steffy's consulting engagement shall terminate one (1) month after a "Change in Control" (as defined below) in the event a Change in Control occurs prior to the sixth (6th) anniversary of the Effective Date of this Agreement. The dates and times when Steffy provides these consulting services shall be determined by Steffy in his sole discretion. Except for Steffy's review of documents

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provided to him, all such consulting services shall be provided via telephonic communication between the Company's Chief Executive Officer and Steffy and, absent Steffy's consent which may be withheld in his sole discretion, Steffy shall have no obligation to travel. Steffy's obligation to make himself available for up to seven and one-half (7-1/2) hours each month is not cumulative, and in the event that Steffy spends less than seven and one-half (7-1/2) hours of consulting in a given month because the Company's Chief Executive Officer did not request consulting services requiring this time commitment, Steffy shall not be obligated to make himself available for more than seven and one-half (7-1/2) hours in the following month or any month thereafter.

          3. BASE CONSULTING FEE. Concurrent with the effectiveness hereof, the Company is delivering Steffy's base consulting fee (the "Base Consulting Fee") for the consulting engagement in the amount of Seven Hundred Fifty Thousand Dollars ($750,000). Such Base Consulting Fee is non-refundable; PROVIDED, HOWEVER, that the Company will be entitled to a pro rata return of the Base Consulting Fee in the event of a Breach (as defined below) of this Agreement by Steffy based on the period of time remaining from the date of Steffy's Breach to the sixth (6th) anniversary of the Effective Date hereof.

          4. ADDITIONAL CONSULTING FEE. In addition to the Base Consulting Fee set forth in Section 3, Steffy shall be entitled to an additional consulting fee (the "Additional Consulting Fee") equal to Seven Hundred Fifty Thousand Dollars ($750,000) in the event that, within six (6) years from the Effective Date hereof, a "Change of Control" occurs.

               For purposes hereof, a "Change of Control" shall be deemed to have occurred if and when:

               (a) Except as provided by subparagraph (c) hereof, there is an acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

               (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such

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terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

               (c) There is approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than

                    (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

                    (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities; or

               (d) There is approval by the stockholders of the Company or consummation of a merger or consolidation with Champion Healthcare Corporation; or

               (e) There is approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets.

               The Additional Consulting Fee shall be due and payable in its entirety upon the occurrence of a Change in Control. The Additional Consulting Fee shall not be subject to reduction or offset as a result of any action or inaction of Steffy hereunder, including without limitation a Breach of this Agreement by Steffy.

          5. STOCK OPTIONS. During the course of his employment with the Company, the Company has from time to time granted stock options to Steffy under the Community Health Systems, Inc. 1986 Stock Option Plan adopted September 1, 1986 and as thereafter amended, renamed and/or restated from time to time (the "Stock Option Plan").

               Pursuant to the Stock Option Plan, this Agreement and the Stock Option Certificates relating to the September 30, 1991 100,000 share option grant to Steffy and the December 15, 1993 20,000 share option grant to Steffy (collectively, the "Stock Options"), all outstanding Stock Options of Steffy shall be, and are hereby deemed and declared to be, fully and completely vested and exercisable by Steffy on the Effective Date of this Agreement. For purposes of this Section and the Stock Option Certificates relating to the vesting of the Stock Options, the termination of Steffy's employment pursuant to this

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Agreement shall be deemed as an "Event of Termination" as specified in Section
3.4.1 of the Employment Agreement.

               Steffy acknowledges that, pursuant to the existing terms and conditions of the Stock Options, Steffy shall have up to thirty (30) days from the Effective Date of this Agreement within which to exercise the Stock Options. Pursuant to the authority granted under Section 5.03 of the Stock Option Plan, the Company will permit payment of the exercise price for all or any portion of the outstanding Stock Options to be made by Steffy with shares of stock of the Company owned by Steffy immediately prior to the exercise. Steffy acknowledges, however, that the amount of taxes to be withheld by the Company upon exercise must be paid in cash by Steffy.

          6.   BENEFITS.

               (a) ACCRUED SALARY. Concurrent with the effectiveness hereof, the Company is delivering a check to Steffy for all unreimbursed costs and expenses incurred by Steffy in the performance of his duties under the Employment Agreement plus all accrued, unpaid salary to the date hereof.

               (b)  SSAP.  The Company acknowledges and agrees that, pursuant to
Section 5.1.2 of that certain Supplemental Survivor Accumulation Plan Split Dollar Insurance Agreement dated as of December 17, 1993 (the "SSAP Agreement"), Steffy is currently One Hundred Percent (100%) vested in the cash value of the Policy (as defined in the SSAP Agreement) and there exists no risk of forfeiture. As a result, within forty-five (45) days of the Effective Date of this Agreement, the Company will withdraw the appropriate amounts of state and federal income taxes to be withheld directly from the Policy will execute and deliver to Steffy a Release of Assignment evidencing Steffy's sole and outright ownership of the Policy and the termination of the Company's interest in the Policy.

               (c) DEFERRED COMPENSATION. Pursuant to Section 7.1 of the Company's Deferred Compensation Plan, as amended (the "Deferred Compensation Plan"), the Company has caused, concurrent with the effectiveness hereof, all amounts owing to Steffy to be paid to Steffy in the form specified in Section 7. 5 of the Deferred Compensation Plan.

               (d) 1996 BONUS. Within sixty (60) days of the Effective Date of this Agreement, the Company shall compute and pay to Steffy a pro rata bonus amount (the "1996 Bonus") in accordance with the methodology set forth in
Section 2.3 of the Employment Agreement (including Table 1 attached thereto) and based on the Company's financial performance from January 1, 1996 through May 31, 1996. For purposes of calculating the 1996 Bonus, it is understood and agreed that Steffy's "Salary" (as used in Table 1 of the Employment Agreement) shall be Steffy's actual 1996 salary paid through the Effective Date hereof.

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               (e)  MEDICAL.  To provide funds for medical and/or dental plans, the Company is delivering a check to Steffy for Fifteen Thousand Dollars ($15,000) on the Effective Date hereof.

          7. BREACH. As used herein, "Breach" shall exclusively mean Steffy's repeated refusal during the term of the consulting engagement to make himself available for up to seven and one-half (7-1/2) hours of consulting each month, which refusal continues for a period of sixty (60) days after written notice documenting such prior refusal has been received by Steffy from the Company's Board of Directors. Notwithstanding the foregoing, it shall not be a Breach if the reason for Steffy's refusal or inability to make himself available for consulting is because of his death or disability. It is specifically intended that Steffy or his estate, heirs and successors shall be entitled to the benefits of this Agreement (including without limitation retention of the Base Consulting Fee and the Additional Consulting Fee) despite Steffy's death or disability.

          8. INDEMNIFICATION. The Company shall indemnify Steffy, to the maximum extent permitted by applicable law, for any and all losses, claims, expenses, fines, judgments, attorneys fees, disbursements and the like arising out of, attributable to, or in any manner relating to Steffy's acts or omissions on or prior to the date hereof as an officer, director, trustee, employee or agent of the Company and/or any of its subsidiaries, affiliates, trusts or plans.

          9. NO OFFSET. Neither the Base Consulting Fee, the Additional Consulting Fee nor any of the other benefits to be provided to Steffy under this Agreement shall be reduced, limited or otherwise subject to offset as a result of other income or benefits received by Steffy from third parties as a result of his service as an employee, officer, director, representative, finder, trustee, consultant or agent of any such third party.

          10. MUTUAL RELEASE. The parties hereto forever specially and generally release and discharge each other from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, liabilities and demands of whatsoever kind and character in any manner whatsoever arising from or attributable to the employment, officership, trusteeship, directorship or consultancy of Steffy with the Company or its subsidiaries, affiliates, trusts or plans.

               The parties understand and agree that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past, present or future, arising from or attributable to any action or omission of either party in connection with the employment, officership, trusteeship, directorship or consultancy of Steffy with the Company or its subsidiaries, affiliates, trusts or plans, and that any and all rights granted to the parties under Section 1542 of the California Civil Code or any analogous state or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

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                    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
                    CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

               The parties understand and expressly agree that this release shall bind and benefit each of their respective heirs, successors and assigns and that Steffy's release of the Company shall also be deemed a full and complete release as to the Company's officers, directors, employees and agents.

               Steffy specifically releases the Company and its officers, directors, employees and agents from any and all rights Steffy has under the Employment Agreement, under any state age or employment discrimination law, under the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act, as amended, under the Employee Retirement Income Security Act of 1974, as amended, under the Vietnam Era Veterans' Readjustment Assistance Act of 1974, as amended, under the Civil Rights Act of 1866, as amended, and under the Civil Rights Act of 1871, as amended. Steffy further specifically releases the Company and its officers, directors, employees and agents from any and all other claims of age, race, sex, religious, national origin or handicap discrimination, retaliation, claims or demands arising under either express or implied contract, tort, public policy, the common law or any federal, state or local statute, ordinance, regulation or constitutional provision.

               Steffy expressly acknowledges that the Company has advised him to consult with an attorney and that he has, in fact, had the opportunity to so consult before executing this Agreement. Steffy further acknowledges that he has had a period of twenty-one (21) days in which to consider entering into this Agreement, and as evidenced by his signature below, agrees that he has had the opportunity to read and review this document and seek legal advice, and now freely and voluntarily, without coercion, agrees to and understands the significance and consequences of its terms.

               Following the date of execution of this Agreement, Steffy shall have seven (7) days in which to revoke this Agreement, in which case this Agreement shall become null and void and all payments made hereunder by the Company (except for the payment made pursuant to Section 6(a) hereof) shall be repaid in full by Steffy to the Company. Should Steffy not exercise his rights to revoke this Agreement within seven (7) days of the date of execution, this Agreement shall be held in full force and effect, and each party shall be obligated to comply with its requirements as set forth herein.

               Nothing in this Section shall be deemed or construed as a release of each party's rights and obligations as set forth in this Agreement.

               Concurrent with the execution and delivery of this Agreement, and as a condition to the effectiveness of Steffy's releases contained in this
Section 10, E. Thomas

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Chaney and Richard E. Ragsdale have executed and delivered to Steffy a General and Special Release in a form reasonably satisfactory to Steffy and his counsel.

          11. ATTORNEY FEE PAYMENT. In view of the Company's advice to Steffy to consult with an attorney as reflected in Section 10 hereof, the Company is, concurrent with the effectiveness hereof, delivering to Steffy's counsel, Gibson, Dunn & Crutcher LLP, the sum of Eight Thousand Dollars ($8,000).

          12. CONFIDENTIALITY. Steffy shall not at any time (without the prior written consent of an executive officer of the Company) directly or indirectly disclose or make available to any third party, or directly or indirectly improperly use for his own benefit, any of the Company's proprietary information or trade secrets.

          13. COMPETITIVE ACTIVITIES. Subject only to Steffy's obligations to comply with the confidentiality obligations of Section 12 hereof, Steffy shall be fully entitled and free to pursue any and all other commercial and business activities (including without limitation the acquisition of one or more hospitals whether or not such hospital(s) are, were previously, or in the future are target acquisitions of the Company or its affiliates), whether individually, in concert with others, or in the service of one or more third parties, without regard to whether those other commercial or business activities actually or potentially compete with the past, current or future commercial or business activities of the Company or its affiliates. The Company expressly acknowledges and agrees that Steffy shall be under no express or implied obligations to present to the Company future commercial or business opportunities that may come to Steffy's attention.

          14. INDEPENDENT CONTRACTOR. The parties intend that an independent contractor relationship is created by this Agreement and that Steffy is being retained by the Company only for the purposes and to the extent set forth herein. Steffy shall not be considered an agent or employee of the Company for any purpose. Steffy is free at all times to provide consulting and advisory services to others.

               As an independent contractor, Steffy agrees that he is solely responsible for the payment of any taxes and assessments imposed on account of the payment of compensation to Steffy under this Agreement, including without limitation any unemployment insurance tax, federal, state and foreign income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. Steffy agrees to indemnify and hold the Company and its employees harmless from any and all liability, penalties and judgments arising out of Steffy's failure to make any payment of taxes required to be paid by Steffy under this Section.

          15. DUE AUTHORIZATION. The Company represents and warrants that (a) it has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, (b) no approvals or consents of any persons other than the Company are necessary in connection with this Agreement, and (c) the execution, delivery and

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performance of this Agreement have been duly authorized by all necessary or appropriate corporate action.

          16.  MISCELLANEOUS.

               (a) NOTICES. All notices, demands, requests, consents, approvals or other communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be made via registered mail postage prepaid, addressed as follows:

               To: The Company     Community Health Systems, Inc.
                                   Post Office Box 217
                                   155 Franklin Road, Suite 400
                                   Brentwood, Tennessee 37027
                                   Attention: President

               To: Steffy          David L. Steffy
                                   6 Cypress Point Lane
                                   Newport Beach, California 92660

               with a copy to:     Mark W. Shurtleff, Esq.
                                   Gibson, Dunn & Crutcher LLP
                                   4 Park Plaza, Suite 1700
                                   Irvine, California 92714

or to such other address or person as either party shall have specified most recently by written notice provided in accordance with this Section. Notice shall be deemed given on the date of service if personally served. Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed.

               (b) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

               (c) MODIFICATIONS AND AMENDMENTS. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the party to be charged or by its or his agent duly authorized in writing or as otherwise expressly permitted herein.

               (d) WAIVERS AND EXTENSIONS. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach or of any other agreement or provision herein contained. No extension of

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time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

               (e) TITLES AND HEADINGS. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

               (f) CONSENTS AND APPROVALS. Whenever the consent or approval of either party is provided for in this Agreement, such consent or approval shall be given in writing to the requesting party.

               (g) FURTHER ASSURANCES. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other party may reasonably require to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

               (h) ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement or any of its included provisions.

               (i) SUCCESSORS AND PERMITTED ASSIGNS. This Agreement and the provisions hereof shall be binding upon each of the parties, their heirs, successors and permitted assigns. The Company hereby consents to Steffy's assignment of this Agreement and/or the benefits owing to Steffy hereunder to any corporation, partnership or trust so long as Steffy himself continues to provide the consulting services contemplated by Section 2 hereof.

               (j) PARTIAL INVALIDITY. If any provision Of this Agreement is found to be invalid by any court or arbitrator, the invalidity of such provision shall not affect the validity of the remaining provisions hereof

               (k) RELATIONSHIP OF PARTIES. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, or agency relationship between the Company and Steffy, and Steffy shall not hold himself out as an officer, director, employee or agent of the Company. Neither party shall be liable for the debts, obligations, or responsibilities of the other party, and neither party shall have the right or authority as a result of this Agreement or consummation of the transaction contemplated hereby to assume or create any obligation or responsibility, whether express of implied, on behalf of or in the name of the other party or to bind the other party in any manner.

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               (l)  GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California.

               (m) CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and shall not be construed strictly for or against either of the parties hereto. Notwithstanding the foregoing, in the event of uncertainty or ambiguity in any portion of this Agreement, the language of this Agreement shall be interpreted and construed in the manner which most nearly provides to Steffy the Severance Benefits Steffy would have received under the Employment Agreement had an Event of Termination (as defined in Section 3.4.1 of the Employment Agreement) occurred during the effectiveness of that Employment Agreement.

               (n) EXPENSES. Except as set forth in Section 11 hereof, each party shall bear and be solely responsible for the fees and expenses of its own counsel in connection with the preparation and negotiation of this Agreement.

               (o) ATTORNEYS' FEES. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including actual attorneys' fees and disbursements, incurred by the prevailing party in connection with such action or proceeding.

               (p) DISPUTE RESOLUTION. Any controversy, dispute, or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be finally determined, at the request of either party, by arbitration conducted in Orange County, California, in accordance with the then existing rules for commercial arbitration of the American Arbitration Association and before its large complex case panel, and judgment upon any award rendered by the arbitrator may be entered by any State or Federal court having jurisdiction thereof. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. Each party shall have discovery rights per California statutory and decisional law. The parties consent to the jurisdiction and proper venue of all state and federal courts located in the State of California.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on May 24, 1996.

COMMUNITY HEALTH SYSTEMS, INC.           DAVID L. STEFFY


By: /s/ E. THOMAS CHANEY                 By: /s/ DAVID L. STEFFY
    -------------------------                --------------------
    E. Thomas Chaney, President              David L. Steffy
    and Chief Executive Officer
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